Exhibit (h)(42)

Optica capital pty ltd (“FUND SPONSOR”) SERIES Complex

NEW FUND ADDENDUM DATED MARCH 23, 2022 TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

(the “agreement”)

DATED AS OF NOVEMBER 10, 2011

BETWEEN

Exchange Traded Concepts Trust ON BEHALF OF

Optica Rare Earths & Critical Materials ETF of the

Optica capital pty ltd series complex

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

Relationship to Agreement:	Excepted as specifically set forth herein, defined terms used in this New Fund Addendum shall have the meaning set forth in the Agreement. Upon executing this New Fund Addendum, the Funds in the Series Complex shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto. In the event of a conflict between the terms set forth in this New Fund Addendum and any terms set forth in the Agreement, the terms set forth in this New Fund Addendum shall govern, but solely with respect to the Series Complex described herein.

SeriesComplex:	The Optica Rare Earths & Critical Materials ETF, and any additional Fund established as a series of the Trust subsequent to the date hereof for which Optica Capital Pty Ltd serves as Fund Sponsor. Exchange Traded Concepts, LLC serves as investment adviser to each Fund of the Series Complex (the “Adviser”).

Fees:	The following fees are due and payable monthly to the Administrator pursuant to Section 8 of the Agreement out of the assets of the Series Complex, except to the extent the Sub-Adviser agrees to reimburse the Series Complex's expenses, in which case such fees shall be paid by the Sub-Adviser. The Series Complex will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fee:	First $XXX billion in Net Assets: X Basis Points

Next $XXX billion in Net Assets: X Basis Points

Net Assets in excess of $XXX billion: X Basis Points

The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Series Complex during the relevant period.

Annual Minimum Fee:	The initial Annual Minimum Fee shall be $XXX per Fund.

Implementation Fees:	$XXX one-time implementation fee for the initial launch of the first Fund, plus $XXX one-time implementation fee applicable to each additional Fund added to the Series Complex hereafter.

Out of Pocket Expenses:	All reasonable out of pocket expenses (i.e., blue sky fees, fulfillment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Administrator on behalf of the Fund will be billed to the Fund quarterly in arrears.

Annual CPI Increase:	The fees payable hereunder shall be subject to one annual increase at the Administrator’ discretion, equal to the percentage increase in the Philadelphia Consumer Price Index since the Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that the Administrator shall notify the Adviser of the Series Complex of its intent to effectuate any such increase at least thirty days prior to the effective date of such increase.

Reorganization Fees:	The Adviser shall pay the Administrator a transaction charge equal to $XXX in connection with each Reorganization Event to which any Fund in the Series Complex is a party. For purposes of the foregoing, a “Reorganization Event” means any material change in the organizational structure of any Fund in the Series Complex, including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of a Fund in the Series Complex as well as any acquisition or merger transaction between a Fund in the Series Complex and any other fund.

Operational Automation:	A critical component of the Administrator’s services is fund valuations. Automated trade delivery and receipt between fund advisors and Administrator is critical to high quality service. Accordingly, Administrator and the Adviser of the Series Complex agree to use best efforts to implement automated trade delivery and receipt as soon as practicable after each Fund’s establishment in the Trust.

Term:	This New Fund Addendum shall continue in effect with respect to each Fund in the Series Complex for a period of three years from and after the Fund Live Date for each Fund (the “Initial Term”). Following expiration of the Initial Term, this New Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term”).

Termination:	This New Fund Addendum may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on one hundred eighty days prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any portfolio, upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a portfolio into another entity, provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity, or (ii) upon any “change of control” of the Adviser by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Sub-Adviser to a third party, provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity. For purposes of this paragraph, the term “change of control” shall mean any transaction that results in the transfer of right, title and ownership of twenty-five (25) percent or more of the equity interests of the Adviser to a third party.

Early Termination:	Subject to the terms and conditions set forth in this paragraph, the parties may agree to terminate this New Fund Addendum on or before the expiration of the then current term (hereinafter, an “Early Termination”). In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, the Series Complex shall (i) not be in material breach of the Agreement (including this New Fund Addendum) and (ii) pay the Buyout Amount to the Administrator in the manner set forth below. As used herein, the term “Buyout Amount” shall mean the amount that is equal to (1) the average monthly fee payable by the Series Complex to the Administrator hereunder during the six month period (or such shorter period if fewer than six months have elapsed since the effective date of this New Fund Addendum) immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the Series Complex is already committed). The Series Complex shall pay the Buyout Amount to the Administrator on or before the effective date of the Early Termination by means of wire or other immediately available funds.

Adviser Expense Repayment:	Any and all out of pocket fees, costs, or expenses advanced by the Administrator, in its sole discretion on behalf of the Series Complex or the undersigned Adviser, as a result of any failure to fully satisfy and comply with any and all applicable portfolio expense caps or expense ratio limits, shall be the responsibility of the Adviser and shall be promptly repaid to the Administrator (“Repayment Obligation”). Any such Repayment Obligation of the Adviser shall survive: (i) the termination of the Agreement and this New Fund Addendum thereto, (ii) any merger or liquidation of any subject portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

Notice to Advisor:	Name of Party or Parties: Exchange Traded Concepts, LLC
Name of Contact: Garrett Stevens
Address: 10900 Hefner Pointe Dr., #400 Oklahoma City, OK 73120
Telephone No.: 405.778.8377
Facsimile No.: 405.778.8375
Email Address: garrett@exchangetradedconcepts.com

IN WITNESS WHEREOF, the parties hereto have executed this New Fund Addendum by their duly authorized representatives as of the day and year first above written.

EXCHANGE TRADED CONCEPTS TRUST
On behalf of the Optica Rare Earths & Critical Materials ETF

BY:	/s/ J. Garrett Stevens
Name: J. Garrett Stevens
Title: President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:	/s/ John Alshefski
Name: John Alshefski
Title: Senior Vice President

AGREED TO AND ACCEPTED BY:

OPTICA CAPITAL PTY LTD, Fund Sponsor to
Optica Rare Earths & Critical Materials ETF

BY:	/s/ Jerry Hicks
Name: Jerry Hicks
Title: CEO

EXCHANGE TRADED CONCEPTS, LLC, as Adviser to
Optica Rare Earths & Critical Materials ETF

BY:	/s/ J. Garrett Stevens
Name: J. Garrett Stevens
Title: Chief Executive Officer

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